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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Anixa Biosciences, Inc. (formerly ITUS Corporation) (the “Company”) of our report dated January 9, 2018, relating to our audits of the Company’s consolidated financial statements as of October 31, 2017 and 2016, and for each of the years ended October 31, 2017 and 2016, included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2017. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

HASKELL & WHITE LLP

Irvine, California

October 1, 2018